Exhibit 99.1

NEWS RELEASE

Koss Corporation, 4129 N. Port Washington Ave., Milwaukee, Wisconsin 53212

CONTACT: Michael J. Koss, President and CEO

(414) 964-5000, email: mjkoss@koss.com

Koss Terminates License Agreement with Jiangsu Electronics

November 23, 2004 -- Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), has announced that it has terminated its licensing agreement with Jiangsu Electronics LTD of Hong Kong. The agreement previously provided Jiangsu the opportunity to use the Koss name on a line of portable electronics, boom boxes, mobile stereo products, and DVD players.

"The company notified Jiangsu that it terminated the agreement after Jiangsu failed to acknowledge or to cure several actions that we believe constitute clear breaches of our licensing agreement," said Michael J. Koss President and CEO of Koss Corporation.

Michael Koss speculated on the effect the termination would have upon net income in the coming year.

"Royalty income on all previously approved products, which are already in the pipeline, will still be owed to the company," Koss stated, "we believe that the immediate impact on our fiscal year will be approximately $170,000 in net income or, $.05 per share."

Koss also forecasted the possible reduction of its minimum royalty payments for fiscal year 2006 at $0.09 per share.

"It is impossible to speculate beyond the next two years as a new licensee may be on board before 2006," Koss continued.

When asked if the company would consider marketing similar products directly on its own, Michael Koss answered that all options were being considered in light of the change in its relationship with Jiangsu.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. In particular, we direct your attention to our statements about the efficacy of our termination, the effect of termination on future financial results, or our future business strategy, all of which are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as actions by Jiangsu, general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.